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Exhibit 3.1


                              CERTIFICATE OF DESIGNATION
                                          of
                               SERIES B PREFERRED STOCK
                                          of
                               3TEC ENERGY CORPORATION

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                               Pursuant to Section 151
                      of the General Corporation Law of Delaware

                                ---------------------


       3TEC ENERGY CORPORATION, a corporation existing under the laws of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY that, pursuant to the authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") and in accordance with Section 151 of the General Corporation Law of the State of Delaware ("DGCL"), the Board of Directors of the Corporation on October 1, 1999 duly adopted the following resolution establishing and creating a series of its Preferred Stock, par value $.02 per share, designated "Series B Preferred Stock".

              RESOLVED, that pursuant to authority vested in the Board of Directors of the Corporation (the "Board of Directors") in accordance with the provisions of its Certificate of Incorporation (the "Certificate of Incorporation"), a series of Preferred Stock, par value $.02 per share, of the Corporation is hereby created, and the designation and number of shares thereof and the preferences, limitations and relative rights thereof are as follows:

       1. DESIGNATION, NUMBER OF SHARES AND STATED VALUE OF SERIES B PREFERRED STOCK. There is hereby authorized and established a series of Preferred Stock that shall be designated as "Series B Preferred Stock", and the number of shares constituting such series shall be 266,667. Such number may be increased or decreased, but not to a number less than the number of shares of Series B Preferred Stock then issued and outstanding, by resolution adopted by the full Board of Directors. The "stated value" of the Series B Preferred Stock shall be $7.50 per share.

       2.     CERTAIN DEFINITIONS.

       "COMMON STOCK" means, collectively, the Corporation's Common Stock, par value $.02 per share, and any capital stock of any class of the Corporation hereafter authorized

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which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the dissolution of assets upon any liquidation, dissolution or winding up of the Corporation.

       "JUNIOR SECURITIES" means any of the Corporation's equity securities other than the Series B Shares.

       "LIQUIDATION VALUE" of any Series B Share as of any particular date will be equal to the sum of $7.50 plus, in the event of any liquidation, dissolution or winding up of the Corporation, any declared but unpaid dividends on such Series B Share shall be added to the Liquidation Value of such Share on the payment date in any liquidation, dissolution or winding up accrued to the close of business on such payment date.

       "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

       "SERIES B SHARE" means a share of the Series B Preferred Stock.


       3.     DIVIDENDS; CAPITAL.

              A. GENERAL. When and as declared by the Corporation's Board of Directors and only to the extent permitted under the DGCL, the Corporation may, but is not required to, pay dividends to the holders of its Series B Preferred Stock; however, the Corporation shall not be restricted from declaring and paying dividends to the holders of any Junior Securities out of funds lawfully available for payment of such dividends.

              B. CAPITAL. Upon issuance of any Series B Preferred Stock, the entire consideration received therefor shall be allocated to the "capital" of the Corporation, and the Corporation shall take no action to reduce its capital in respect of the Series B Preferred Stock below the Liquidation Value of all outstanding Series B Preferred Stock.


       4. LIQUIDATION. Upon any liquidation, dissolution or winding up of the Corporation, subject to the conversion rights set forth in Paragraph 5. hereof, the holders of Series B Shares will be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the Liquidation Value (including the amount of declared but unpaid dividends, if any) of all Series B Shares outstanding. If, upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets to be distributed among the holders of the Series B Shares are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid, then the entire assets to be distributed in respect of such Series B Shares will be distributed ratably among such holders based upon the Liquidation Value of the Series B Shares held by each such holder. The Corporation will mail written notice of such liquidation, dissolution or winding up not less than 60 days prior to the payment date stated therein, to each record holder of Series B Shares. Neither the consolidation or merger of the

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Corporation into or with any other corporation or corporations, the sale or transfer by the Corporation of all or any part of its assets nor the reduction of the capital stock of the Corporation will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Paragraph 4.

       5.     CONVERSION.

              A.     CONVERSION BY HOLDER.

                     (1) Until December 31, 2002 (the "Conversion Period"), any holder of Series B Shares may convert all or any portion of the Series B Shares held by such holder into shares of Common Stock (i) at a ratio of one share of Common Stock for each Series B Share or
                            (ii) pursuant to the Alternative Conversion Method based on Cumulative Value, as described and defined in and in accordance with Section 2.9 of that certain Agreement and Plan of Merger dated June 20, 1997 among Middle Bay Oil Company, Inc., Shore Acquisition Company, Shore Oil Company and its shareholders, which Section 2.9 is incorporated herein.

                     (2) Upon the expiration of the Conversion Period, unless the Corporation has given prior notice of intent to redeem the Series B Shares pursuant to Paragraph 7., all outstanding Series B Shares shall be automatically converted pursuant to
                            Paragraph 5.A(1)(i) or 5.A(2)(ii), whichever provides for a greater conversion ratio.

                     (3) Any conversion will be deemed effected (i) at the close of business on the date which the certificate or certificates representing the Series B Shares to be converted have been delivered by the holder to the Corporation at its principal office, together with a request for conversion of such Series B Shares, or (ii) upon the last day of the Conversion Period if the Series B Shares are converted pursuant to Paragraph 5.A(2)(ii).

                     (4) In no event shall the aggregate total number of Shares of Common Stock into which the Series B Shares are converted exceed

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                            1,333,333 Shares (except as that number may be
                            adjusted pursuant to Paragraph 6).

              B.     CONVERSION PROCEDURES.

                     (1) At such time as a conversion has been effected, the rights of the holder of such Series B Shares as such holder will cease and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

                     (2) As soon as possible after a conversion has been effected, the Corporation will deliver to the holder of Series B Shares being converted:

                            a. A certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified; and

                            b. A certificate representing any Series B Shares which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

                     (3) The issuance of certificates for shares of Common Stock upon conversion of Series B Shares will be made without charge to the holders of such Series B Shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock. Upon conversion of each Series B Share, the Corporation will take all such actions as are necessary in order to insure that the Common Stock issuable with respect to such conversion will be validly issued, fully paid and nonassessable.

                     (4) The Corporation will not close its books against the transfer of Series B Shares or of Common Stock issued or issuable upon conversion of Series B Shares in any manner which interferes with the timely conversion of Series B Shares.

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       6.     ANTI-DILUTION PROVISIONS.  In the event that the Common Stock hereafter is changed into or exchanged for a different number or kind of shares or other securities of the Corporation or of another corporation by reason of merger, consolidation, other reorganization, recapitalization, reclassification, combination of shares, stock split-up or stock dividend:

              A. The aggregate number and kind of shares subject to the conversion rights granted hereunder shall be adjusted appropriately;

              B. Conversion rights granted hereunder, both as to the number of subject Series B Shares and the Cumulative Value, shall be adjusted appropriately;

              C. Where dissolution or liquidation of the Corporation or any merger or combination in which the Corporation is not a surviving corporation is involved, each outstanding conversion right granted hereunder shall terminate, but the holder shall have the right, immediately prior to such dissolution, liquidation, merger or combination, to exercise his conversion right, in whole or in part, to the extent that it shall not have been exercised; and

              D. Such new or additional or different shares or securities which are distributed to holder, in his capacity as the owner of Common Stock issued pursuant to the conversion rights granted hereunder, shall be subject to all of the conditions and restrictions applicable to the Common Stock issuable hereunder.

       The foregoing adjustments and the manner of application of the foregoing provisions shall be determined solely by the Corporation, and any such adjustment may provide for the elimination of fractional share interests.


       7.     OPTIONAL REDEMPTION.

              A. Subject to prior exercise of conversion rights by the holder during the Conversion Period, the Series B Preferred Stock may be redeemed, in whole or in part, upon notice given as provided in Paragraph 7.B. (but subject to the terms and conditions hereinafter set forth), at the option of the Corporation, at any time and from time to time after December 31, 2002, at a redemption price of $7.50 per Share, together with any dividends declared and unpaid thereon to the date of redemption (the "Redemption Price"), so long as funds are legally available for such redemption.

              B. If pursuant to Paragraph 7.A. the Corporation shall redeem any shares of Series B Preferred Stock, the Corporation shall give written notice of such redemption to each holder of record of Series B Shares to be redeemed not less than thirty (30) nor more than ninety (90) days prior to the date fixed for redemption, by certified mail enclosed in a postage-paid envelope addressed to such holder at such holder's address as the

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                     same shall appear on the books of the Corporation.  Such
                     notice shall (i) state that the Corporation has elected to redeem such Series B Shares, (ii) state the date fixed for redemption, (iii) state the Redemption Price and (iv) call upon such holder to surrender to the Corporation on or after said date at its principal place of business designated in such notice a certificate or certificates representing the number of Series B Shares to be redeemed in accordance with such notice. On or after the date fixed in such notice for redemption, each holder of shares of Series B Preferred Stock to be so redeemed shall present and surrender the certificate or certificates for such Series B Shares to the Corporation at the place designated in said notice, and thereupon the Redemption Price of such Series B Shares shall be paid to, or to the order of, the Person whose name appears on such certificate or certificates as the owner thereof. From and after the date fixed in any such notice as the date for redemption, unless default shall be made by the Corporation in providing for the payment of the Redemption Price pursuant to such notice, all rights of the holders of the Series B Shares so redeemed, except the right to receive the Redemption Price (but without interest thereon), shall cease and terminate.
                     If less than all of the outstanding Series B Shares are to be redeemed, the Series B Shares to be redeemed shall be allocated among the holders thereof in proportion to the respective number of Series B Shares held by them.

              C. Any Series B Shares redeemed by the Corporation shall be retired.


       8. COVENANTS OF CORPORATION. So long as any of the Series B Shares are outstanding, the Corporation shall do all of the following (the "Covenants"):

              A.     Maintain its corporate existence in good standing;

              B. Maintain the general character of its business and conduct its business in its ordinary and usual manner;

              C.     Maintain proper business and accounting records;

              D. Comply with and perform all material obligations and duties imposed upon it by federal, state and local laws and all rules, regulations and orders imposed by federal, state or local governmental authorities, except as may be contested by them in good faith by appropriate proceedings;

              E. Deliver to the holders of the Series B Preferred Shares, within the times required for the filing of SEC Forms 10-K and 10-Q, true and correct copies of the annual and quarterly financial statements of the Corporation, which statements shall be prepared in compliance with the Rules and Regulations of the Securities and Exchange Commission;

              F. Comply with all financial covenants in all loan agreements or credit

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                     facilities to which the Corporation is a party; and

              G. Timely make all filings and submit all reports required by the Rules and Regulations of the Securities and Exchange Commission.


       9. VOTING RIGHTS. The holders of the Series B Preferred Stock shall have no voting rights, other than those rights afforded to them by law.

       10. NOTICES. Except as otherwise expressly provided, all notices referred to herein will be in writing and will be deemed to have been given either when delivered personally or three business days after having been mailed by registered or certified mail, return receipt requested, postage prepaid (i) to the Corporation, at its principal executive offices, and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).

       11. REMEDIES. The remedies afforded the holders of Series B Shares in this Certificate of Designation are cumulative and not sole or exclusive.

       12. CONFLICT WITH OTHER PROVISIONS. In the event of any conflict between the provisions of this Certificate of Designation and any other provisions of the Certificate of Incorporation, then the provisions of this Certificate of Designation shall govern and control.

              RESOLVED FURTHER, that the appropriate officers of the Corporation be, and they are hereby, authorized and directed from time to time to execute such certificates, instruments or other documents and do all such things as may be necessary or advisable in their discretion in order to carry out the terms hereof, including the filing with the Secretary of State for the State of Delaware of a copy of the foregoing resolution executed by an officer of the Corporation.

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Dated November 24, 1999.

                                          3TEC ENERGY CORPORATION



                                          By: /s/ Floyd C. Wilson
                                          Name: Floyd C. Wilson
                                          Title: President